Exhibit 99.1
MATADOR RESOURCES COMPANY REPORTS THIRD QUARTER 2021
OPERATING AND FINANCIAL RESULTS AND ANNOUNCES AN ADDITIONAL
$140 MILLION IN BORROWINGS REPAID

DALLAS, Texas, October 26, 2021 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the third quarter of 2021. A short slide presentation summarizing the highlights of Matador’s third quarter 2021 earnings release is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

Third Quarter 2021 Management Summary Comments

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “On both our website and the webcast planned for tomorrow’s earnings conference call is a set of six slides identified as ‘Chairman’s Remarks’ (Slides A through F) to add color and detail to my remarks. We invite you to review these slides in conjunction with my comments below, which are intended to provide context for the third quarter 2021 results compared to Matador’s stated goals for the year.

Third Quarter 2021 Results Above Expectations

“The third quarter of 2021 was another excellent quarter for Matador with production and financial results above our expectations, including better-than-expected oil, natural gas and total oil equivalent production, record oil and natural gas revenues, record net income and record Adjusted EBITDA (see Slide A). San Mateo also had a great third quarter, including better-than-expected operating and financial results, while also closing three new third-party midstream opportunities during the quarter (see Slide B). The Board and I would like to acknowledge and express our sincere appreciation to both the Matador and San Mateo teams for their strong execution once again in the third quarter of 2021. Given these strong third quarter results and our continued confidence in Matador’s growing operational and financial strength and our increasing ability to return value to shareholders, we were very pleased to announce yesterday that the Board doubled Matador’s quarterly cash dividend from $0.025 per share, initiated earlier this year, to $0.05 per share, payable on December 1, 2021 to shareholders of record as of November 10, 2021.

“Net cash provided by operating activities in the third quarter was $291.2 million, a 13% sequential increase, leading to third quarter 2021 adjusted free cash flow of $147.5 million. This adjusted free cash flow included $6.0 million in performance incentives received by Matador from our midstream joint venture partner Five Point Energy LLC for wells turned to sales and connected to San Mateo during the third quarter. Given this strong free cash flow, Matador repaid $120 million in borrowings outstanding under its reserves-based revolving credit facility in the third quarter of 2021, and the Company has repaid another $20 million in October. As a result of these recent repayments totaling $140 million, Matador has reduced the current borrowings outstanding under its reserves-based revolving credit facility to $100 million, as compared to $475 million at the end of the third quarter of 2020. Matador’s leverage ratio under the reserves-based revolving credit facility declined to 1.3x at the end of the third quarter, which marks Matador’s lowest leverage ratio since mid-2018 (see Slide C). Paying quarterly dividends to shareholders, reducing debt and increasing the value of Matador’s reserves, production and midstream assets were among Matador’s key priorities for 2021, and we are very pleased with the progress we have made so far this year in all these areas.

Key 2021 Milestones Being Achieved, Including Strong Well Results and Improved Capital Efficiency

“Matador’s 2021 priorities and milestones are shown in Slide D, and we continue to execute well on this operating and capital efficiency plan for 2021. During the third quarter of 2021, we achieved our third key operational milestone when we turned to sales four wells in the Greater Stebbins Area. In addition, we achieved our fourth key operational milestone slightly ahead of schedule when we turned to sales the next 13 Boros wells in the Stateline asset area at various times primarily throughout September. We remain very pleased with the well results being achieved all across our acreage position in the Delaware Basin, and we were especially pleased this quarter with the test results and initial well performance from the first four wells completed in the Third Bone Spring Carbonate interval in the Stateline asset area (see Slide E).

“Matador’s operating efficiencies continue to improve, including cost controls and progress reducing ‘days on wells,’ in both our drilling and completion operations. These operating efficiencies helped to offset increased oilfield service costs and allowed us to keep our drilling and completion costs in check during the third quarter of 2021. Drilling and completion costs averaged approximately $650 per completed lateral foot in the third quarter of 2021 and averaged $655 per completed lateral foot in the first nine months of 2021, which was unchanged as compared to the first six months of 2021 (see Slide F). This improvement in capital efficiency through our transition to drilling and completing longer laterals has been and continues to be a high priority for Matador. As we have previously noted, Matador expects that 98% of the operated wells it turns to sales this year should have completed lateral lengths of two miles or longer, with an average completed lateral length of 10,400 feet.

Looking Ahead

“The fourth quarter of 2021 should continue to be pleasing for Matador and its stakeholders as we work to increase free cash flow, lower costs, reduce debt, pay dividends and grow the value of our oil and natural gas and midstream assets. Operationally, we expect to complete nine new wells in our Greater Stebbins Area, which should be turned to sales late in the fourth quarter of 2021, and 11 new Voni wells in our Stateline asset area, which should be turned to sales beginning in mid-February 2022. Although we expect higher-than-usual production volumes to be shut in while we complete these new wells during the fourth quarter of 2021, this production should be deferred for only a short time, and these fourth quarter completion operations should set us up for a great start to 2022.”

Third Quarter 2021 Financial and Operational Highlights

Net Cash Provided by Operating Activities and Adjusted Free Cash Flow

•Third quarter 2021 net cash provided by operating activities was $291.2 million (GAAP basis), leading to third quarter 2021 adjusted free cash flow (a non-GAAP financial measure) of $147.5 million.

Net Income, Earnings Per Share and Adjusted EBITDA

•Third quarter 2021 net income (GAAP basis) was $203.6 million, or $1.71 per diluted common share, a 92% sequential increase from net income of $105.9 million in the second quarter of 2021, and a significant year-over-year increase from a net loss of $276.1 million in the third quarter of 2020. The change in net income between the year-over-year periods was significantly impacted by realized oil and natural gas prices of $69.73 per barrel and $6.27 per thousand cubic feet, respectively, in the third quarter of 2021, as compared to $38.67 per barrel and $2.27 per thousand cubic feet, respectively, in the third quarter of 2020. The year-over-year change in net income was also impacted by a non-cash full cost ceiling impairment of $251.2 million recorded in the third quarter of 2020, as compared to no such impairment recorded in the third quarter of 2021.

•Third quarter 2021 adjusted net income (a non-GAAP financial measure) was $148.6 million, or $1.25 per diluted common share, a 22% sequential increase from adjusted net income of $121.7 million in the second quarter of 2021, and an almost 13-fold year-over-year increase from adjusted net income of $11.6 million in the third quarter of 2020.

•Third quarter 2021 adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items (“Adjusted EBITDA,” a non-GAAP financial measure) were $293.8 million, a 13% sequential increase from $261.0 million in the second quarter of 2021, and a 143% year-over-year increase from $121.0 million in the third quarter of 2020.

Oil, Natural Gas and Total Oil Equivalent Production Above Expectations

•As summarized in the table below, Matador’s third quarter 2021 average daily oil, natural gas and total oil equivalent production all exceeded the Company’s expectations for the third quarter. The majority of the production outperformance resulted from the 13 Boros wells in the Stateline asset area that were turned to sales late in the third quarter as opposed to early in the fourth quarter due to improved efficiencies in the Company’s completion operations on those wells. The third quarter 2021 natural gas production outperformance also reflected additional working interests acquired on certain of the Company’s previously existing wells and initial natural gas volumes associated with certain of the Company’s mineral interests in the Haynesville shale, which the Company did not previously expect to receive in the third quarter.

		Production Change (%)
Production	Q3 Average Daily Volume	Sequential(1)	Guidance(2)	Difference(3)	YoY(4)
Total, BOE per day	90,000	-3%	-10% to -12%	+8%	+23%
Oil, Bbl per day	50,700	-5%	-9% to -10%	+5%	+20%
Natural Gas, MMcf per day	235.7	-1%	-13% to -14%	+14%	+28%

(1) As compared to the second quarter of 2021.
(2) Production change previously projected, as provided on July 27, 2021.
(3) As compared to midpoint of guidance provided on July 27, 2021.
(4) Represents year-over-year percentage change from the third quarter of 2020.

Operating Efficiencies Keeping Drilling and Completion Cost Near Record Lows

•Drilling and completion costs for the 17 operated horizontal wells turned to sales in the third quarter of 2021 averaged approximately $650 per completed lateral foot, a decrease of 24% from average drilling and completion costs of $850 per completed lateral foot achieved in full year 2020. Drilling and completion costs associated with the 38 operated horizontal wells turned to sales in the first nine months of 2021 averaged approximately $655 per completed lateral foot, which was unchanged as compared to the first six months of 2021 and was primarily attributable to improved efficiencies in the Company’s drilling and completion operations, which helped to offset increased oilfield service costs.

•As further discussed in the Company’s press release dated October 20, 2021, Matador incurred capital expenditures for drilling, completing and equipping wells (“D/C/E capital expenditures”) of approximately $121 million in the third quarter of 2021, or 14% below the Company’s estimate of $140 million for D/C/E capital expenditures during the third quarter. Matador estimates that approximately $5 to $6 million of these savings were directly attributable to continued improvement in operational efficiencies resulting in lower-than-expected drilling and completion costs in the Delaware Basin. The remainder of these lower costs resulted primarily from the timing of both operated and non-operated drilling and completion activities, and most of these costs are currently expected to be incurred in the fourth quarter of 2021.

Credit Rating and Senior Unsecured Notes Upgrades and Initiations

•On September 7, 2021, Moody’s Investors Service upgraded Matador’s corporate credit rating from B2 to B1 and upgraded the issue-level rating of Matador’s senior unsecured notes from B3 to B2.
•On September 29, 2021, Fitch Ratings, Inc. assigned Matador an initial corporate credit rating of B+ and assigned the Company’s senior unsecured notes an issue-level rating of BB-.

Quarterly Cash Dividend Doubled

•On October 25, 2021, Matador announced that its Board of Directors amended the Company’s dividend policy to double the quarterly cash dividends to be paid on its common stock to $0.05 per share from the Board’s prior policy of $0.025 per share. Pursuant to this revised policy, the Board declared a quarterly cash dividend of $0.05 per share of common stock payable on December 1, 2021 to shareholders of record as of November 10, 2021.

Note: All references to Matador’s net income (loss), adjusted net income (loss), Adjusted EBITDA and adjusted free cash flow reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income (loss), Adjusted EBITDA or adjusted free cash flow, respectively, attributable to third-party non-controlling interests, including in San Mateo Midstream, LLC (“San Mateo”). Matador owns 51% of San Mateo. For a definition of adjusted net income (loss), adjusted earnings (loss) per diluted common share, Adjusted EBITDA and adjusted free cash flow and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
Net Production Volumes:(1)
Oil (MBbl)(2)	4,669	4,855	3,895
Natural gas (Bcf)(3)	21.7	21.8	16.9
Total oil equivalent (MBOE)(4)	8,283	8,482	6,715
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	50,747	53,354	42,340
Natural gas (MMcf/d)(6)	235.7	239.1	183.9
Total oil equivalent (BOE/d)(7)	90,033	93,210	72,989
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$69.73	$64.90	$38.67
Oil, with realized derivatives (per Bbl)	$58.43	$56.13	$37.28
Natural gas, without realized derivatives (per Mcf)(8)	$6.27	$4.46	$2.27
Natural gas, with realized derivatives (per Mcf)	$6.05	$4.46	$2.27
Revenues (millions):
Oil and natural gas revenues	$461.5	$412.1	$189.1
Third-party midstream services revenues	$20.5	$19.9	$19.4
Realized (loss) gain on derivatives	$(57.4)	$(42.6)	$(5.4)
Operating Expenses (per BOE):
Production taxes, transportation and processing	$5.90	$5.17	$3.85
Lease operating	$3.31	$3.39	$3.48
Plant and other midstream services operating	$2.06	$1.62	$1.40
Depletion, depreciation and amortization	$10.75	$10.78	$13.11
General and administrative(9)	$2.97	$2.88	$2.25
Total(10)	$24.99	$23.84	$24.09
Other (millions):
Net sales of purchased natural gas(11)	$4.2	$1.3	$2.2

Net income (loss) (millions)(12)	$203.6	$105.9	$(276.1)
Earnings (loss) per common share (diluted)(12)	$1.71	$0.89	$(2.38)
Adjusted net income (millions)(12)(13)	$148.6	$121.7	$11.6
Adjusted earnings per common share (diluted)(12)(14)	$1.25	$1.02	$0.10
Adjusted EBITDA (millions)(12)(15)	$293.8	$261.0	$121.0
Net cash provided by operating activities (millions)(16)	$291.2	$258.2	$109.6
Adjusted free cash flow (millions)(12)(17)	$147.5	$156.3	$(18.0)
San Mateo net income (millions)(18)	$29.5	$32.6	$20.3
San Mateo Adjusted EBITDA (millions)(15)(18)	$40.8	$42.3	$28.0
San Mateo net cash provided by operating activities (millions)(18)	$44.2	$25.3	$24.8
San Mateo adjusted free cash flow (millions)(16)(17)(18)	$8.4	$32.7	$(28.6)
D/C/E capital expenditures (millions)	$121.1	$100.6	$94.5
Midstream capital expenditures (millions)(19)	$14.7	$4.1	$28.0
(1) Production volumes reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.
(6) Millions of cubic feet of natural gas per day.
(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.
(9) Includes approximately $0.36, $0.21 and $0.50 per BOE of non-cash, stock-based compensation expense in the third quarter of 2021, the second quarter of 2021 and the third quarter of 2020, respectively.

(10) Total does not include the impact of full-cost ceiling impairment charges, purchased natural gas or immaterial accretion expenses.
(11) Net sales of purchased natural gas reflect those natural gas purchase transactions that the Company periodically enters into with third parties whereby the Company purchases natural gas and (i) subsequently sells the natural gas to other purchasers or (ii) processes the natural gas at San Mateo’s cryogenic natural gas processing plant in Eddy County, New Mexico (the “Black River Processing Plant”) and subsequently sells the residue natural gas and natural gas liquids (“NGL”) to other purchasers. Such amounts reflect revenues from sales of purchased natural gas of $38.8 million, $10.9 million and $13.4 million less expenses of $34.6 million, $9.6 million and $11.1 million in the third quarter of 2021, the second quarter of 2021 and the third quarter of 2020, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income (loss) is a non-GAAP financial measure. For a definition of adjusted net income (loss) and a reconciliation of adjusted net income (loss) (non-GAAP) to net income (loss) (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(14) Adjusted earnings (loss) per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings (loss) per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings (loss) per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (loss) (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(16) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(17) Adjusted free cash flow is a non-GAAP financial measure. For a definition of adjusted free cash flow and a reconciliation of adjusted free cash flow (non-GAAP) to net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(18) Represents 100% of San Mateo’s net income, net cash provided by operating activities or adjusted free cash flow for each period reported.
(19) Includes Matador’s 51% share of San Mateo’s capital expenditures plus 100% of other immaterial midstream capital expenditures not associated with San Mateo.

Full Year 2021 Guidance Update

As shown in the table below, effective October 26, 2021, Matador updated its full year 2021 guidance estimates for oil, natural gas and total oil equivalent production and D/C/E capital expenditures, which were originally provided on February 23, 2021 and previously affirmed on July 27, 2021. At October 26, 2021, Matador increased the midpoint of its full year 2021 total natural gas production guidance by 4%, from 77.5 billion cubic feet to 80.5 billion cubic feet, and increased the midpoint of its full year 2021 total oil equivalent production guidance by 2%, from 30.45 million BOE to 30.95 million BOE. The Company narrowed the expected ranges of its guidance for full year 2021 total oil production and D/C/E capital expenditures, but left the midpoints of its full year 2021 guidance for total oil production and D/C/E capital expenditures unchanged.

At October 26, 2021, Matador also affirmed its full year 2021 estimates for midstream capital expenditures of $35 to $45 million, which were previously updated on July 27, 2021.

	2021 Guidance Estimates
Guidance Metric	Actual 2020 Results	July 27, 2021(1)	% YoY Change(2)	October 26, 2021(3)	% YoY Change(4)
Total Oil Production, million Bbl	15.9	17.2 to 17.8	+10%	17.4 to 17.6	+10%
Total Natural Gas Production, Bcf	69.5	76.0 to 79.0	+12%	79.5 to 81.5	+16%
Total Oil Equivalent Production, million BOE	27.5	29.9 to 31.0	+11%	30.7 to 31.2	+13%
D/C/E CapEx(5), millions	$450	$525 to $575	+22%	$535 to $565	+22%
Midstream CapEx(6), millions	$89	$35 to $45	-55%	$35 to $45	-55%
Total D/C/E and Midstream CapEx, millions	$539	$560 to $620	+9%	$570 to $610	+9%

(1) As of and as affirmed or updated on July 27, 2021.
(2) Represents percentage change from 2020 actual results to the midpoint of previous 2021 guidance, as affirmed or updated on July 27, 2021.
(3) As of and as affirmed or updated on October 26, 2021.
(4) Represents percentage change from 2020 actual results to the midpoint of updated 2021 guidance, as affirmed or updated on October 26, 2021.
(5) Capital expenditures associated with drilling, completing and equipping wells.
(6) Primarily reflects Matador’s share estimated capital expenditures for San Mateo.

The guidance estimates presented in the table above reflect the following updates or affirmations to Matador’s anticipated operating plan for the remainder of 2021.

•Consistent with its original February 23, 2021 estimates, Matador still expects to turn to sales 49 gross (45.6 net) operated horizontal wells, with an average completed lateral length of 10,400 feet, during full year 2021. At October 26, 2021, the Company has turned to sales 38 gross (36.2 net) operated horizontal wells.

•Matador still plans to advance the next 11 Voni well completions in the Stateline asset area forward into the fourth quarter of 2021 as previously disclosed on July 27, 2021. These next 11 Voni well completions are expected to be turned to sales in a staggered fashion beginning in mid-February 2022. As previously disclosed, Matador expects to be able to complete these next 11 Voni wells during November and December 2021 without increasing its estimates for D/C/E capital expenditures for full year 2021.

•In August 2021, Matador began operating a fifth drilling rig on behalf of its midstream affiliate, San Mateo, for the purpose of drilling an additional salt water disposal well in the southern portion of the Company’s Arrowhead asset area in Eddy County, New Mexico (the “Greater Stebbins Area”). This new salt water disposal well and the associated facilities are needed and expected to handle additional produced water volumes attributable to Matador’s increased drilling and completion activity in the Greater Stebbins Area during 2021. The anticipated drilling and completion of this new salt water disposal well was included as part of San Mateo’s 2021 capital expenditures budget as originally provided by the Company on February 23, 2021 and subsequently updated on July 27, 2021. Drilling operations on this salt water disposal well were completed in late September 2021, and this well is currently undergoing completion operations (see Matador’s October 20, 2021 press release for additional details).

•Matador contracted this fifth drilling rig for a term of six months. As a result, in early October 2021, following the conclusion of drilling operations on the salt water disposal well, Matador moved this rig to its Rodney Robinson leasehold in the western portion of the Antelope Ridge asset area in Lea County, New Mexico. Matador expects to drill nine new wells there in the fourth quarter of 2021. These nine Rodney Robinson wells are anticipated to be completed in January and February 2022 and turned to sales before the end of the first quarter of 2022. As a result of the additional D/C/E cost savings of $5 to $6 million achieved in the third quarter of 2021, as noted above, Matador left the midpoint of its updated full year 2021 guidance for D/C/E capital expenditures unchanged at October 26, 2021, despite operating this fifth drilling rig during the fourth quarter of 2021.

Fourth Quarter 2021 Completions and Production Cadence Update

Fourth Quarter 2021 Estimated Wells Turned to Sales

At October 26, 2021, Matador expects to complete and turn to sales eleven gross (9.4 net) operated horizontal wells in the Delaware Basin during the fourth quarter of 2021, all of which are two-mile laterals, including nine gross (8.0 net) wells in the Greater Stebbins Area and two gross (1.4 net) wells in the Ranger asset area.

Fourth Quarter 2021 Estimated Oil, Natural Gas and Total Oil Equivalent Production

The table below provides Matador’s estimates, as of October 26, 2021, for the anticipated quarterly sequential changes in the Company’s average daily total oil equivalent, oil and natural gas production for the fourth quarter of 2021. Matador estimates that its fourth quarter 2021 average daily total production should be approximately 81,500 BOE per day, including an estimated 46,000 barrels of oil per day and 212 million cubic feet of natural gas per day, or about 3% less than its previous fourth quarter 2021 estimates as provided on July 27, 2021. This decrease in estimated fourth quarter 2021 production results largely from an increased number of wells now expected to be shut in during the fourth quarter of 2021 as both the next nine wells in the Greater Stebbins Area and the next 11 Voni wells in the Stateline asset are completed during the fourth quarter.

In the Stateline asset area, these shut-ins are expected to include a significant number of the 39 currently producing wells at various times during the fourth quarter. Several of these wells are now expected to be shut in longer than originally anticipated during November and December of 2021, based upon the Company’s experience in completing the 13 most recent Boros wells. These shut-in production volumes are expected to be restored in a staggered fashion during January 2022 as plugs are drilled out on the next 11 Voni wells following hydraulic fracturing operations and these wells are prepared to be turned to sales in mid-February 2022. The return of these shut-in volumes to production in early 2022, as well as the initial production associated with the next 11 Voni wells, is expected to contribute to a significant increase to the Company’s anticipated production volumes in the first quarter of 2022 and throughout 2022. Matador expects to provide its estimated first quarter 2022 and full year 2022 production guidance, along with its full year 2022 guidance for estimated D/C/E capital expenditures and estimated midstream capital expenditures in late February 2022, as is customary for the Company.

Estimated Sequential Change in Q4 2021
Period	Average Daily Total Production	Average Daily Oil Production	Average Daily Natural Gas Production
Q4 2021	-9% to -10%	-9% to -10%	-9% to -11%

Operations Update

Drilling and Completions Activity

At October 26, 2021, Matador was operating five drilling rigs throughout its various Delaware Basin asset areas. Two of these rigs were drilling the next nine wells on the Rodney Robinson leasehold in the western portion of the Company’s Antelope Ridge asset area. One of these rigs was concluding drilling operations on the next group of 11 Voni wells in the Stateline asset area, and another was concluding drilling operations on the second of two Uncle Ches wells in the Ranger asset area. One of these rigs recently began drilling three Barnett Trust wells in the Wolf asset area. As noted above, Matador expects to complete and turn to sales eleven gross (9.4 net) operated horizontal wells in the Delaware Basin during the fourth quarter of 2021, all of which are two-mile laterals, including nine gross (8.0 net) wells in the Greater Stebbins Area and two gross (1.4 net) wells in the Ranger asset area.

Wells Completed and Turned to Sales

During the third quarter of 2021, Matador completed and turned to sales a total of 21 gross (17.2 net) wells in its various Delaware Basin operating areas. This total was comprised of 17 gross (16.5 net) operated wells and four gross (0.7 net) non-operated wells. The 17 operated wells included four gross (3.5 net) operated wells turned to sales early in the third quarter of 2021 in the Greater Stebbins Area (Arrowhead asset area), as well as the second group of 13 gross (13.0 net) Boros wells in the Stateline asset area. The 13 new Boros wells were originally anticipated to be turned to sales early in the fourth quarter of 2021, but Matador was able to turn these wells to sales at various times primarily throughout September 2021 resulting from improved efficiencies in the Company’s drilling and completion operations on those wells.

	Operated		Non-Operated		Total		Gross Operated and Non-Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Western Antelope Ridge (Rodney Robinson)	—	—	—	—	—	—	No wells turned to sales in Q3 2021
Antelope Ridge	—	—	2	0.2	2	0.2	2-WC A
Arrowhead	4	3.5	1	0.2	5	3.7	5-2BS
Ranger	—	—	1	0.3	1	0.3	1-2BS
Rustler Breaks	—	—	—	—	—	—	No wells turned to sales in Q3 2021
Stateline	13	13.0	—	—	13	13.0	3-AV, 2-1BS, 2-2BS, 4-3BS-Carb, 2-WC B
Twin Lakes	—	—	—	—	—	—	No wells turned to sales in Q3 2021
Wolf/Jackson Trust	—	—	—	—	—	—	No wells turned to sales in Q3 2021
Delaware Basin	17	16.5	4	0.7	21	17.2
South Texas	—	—	—	—	—	—	No wells turned to sales in Q3 2021
Haynesville Shale	—	—	—	—	—	—	No wells turned to sales in Q3 2021
Total	17	16.5	4	0.7	21	17.2
Note: WC = Wolfcamp; BS = Bone Spring; 3BS-Carb = Third Bone Spring Carbonate; AV = Avalon. For example, 4-3BS-Carb indicates four Third Bone Spring Carbonate completions and 2-WC B indicates two Wolfcamp B completions.

Significant Well Results

The following table highlights the 24-hour initial potential (“IP”) test results from eight of the 13 most recent Boros wells turned to sales in the Stateline asset area in southeastern Eddy County, New Mexico, all of which are two-mile laterals. Four of these wells were completed in the Third Bone Spring Carbonate interval and were the first tests of this formation in the Company’s Stateline asset area. Matador was very pleased with these test results and with the initial performance of these wells.

Test results from the two Second Bone Spring and the two Wolfcamp B completions are similar to those from other Boros or Voni wells completed in these intervals. Matador has included four additional Wolfcamp B wells in its next group of 11 Voni wells to be completed in the fourth quarter of 2021 to take advantage of the recent increase in natural gas prices. The other five Boros wells recently turned to sales—three Avalon completions and two First Bone Spring completions—are still cleaning up following completion operations on those wells. Given the lower reservoir pressure in these intervals, Matador expects to install artificial lift on these wells prior to establishing IP test results.

	Completion	24-hr IP	BOE/d /	Oil
Asset Area/Well Name	Interval	(BOE/d)	1,000 ft.(1)	(%)	Comments
Stateline, Eddy County, NM
Boros #121H	Second Bone Spring	3,033	305	70%	Tested 2,120 Bbl of oil per day and 5.5 MMcf of natural gas per day.
Boros #122H	Second Bone Spring	2,763	282	71%	Tested 1,973 Bbl of oil per day and 4.7 MMcf of natural gas per day.
Boros #132H	Third Bone Spring Carbonate	3,114	315	64%	Tested 2,008 Bbl of oil per day and 6.6 MMcf of natural gas per day.
Boros #133H	Third Bone Spring Carbonate	3,063	304	66%	Tested 2,025 Bbl of oil per day and 6.2 MMcf of natural gas per day.
Boros #134H	Third Bone Spring Carbonate	2,820	287	65%	Tested 1,837 Bbl of oil per day and 5.9 MMcf of natural gas per day.
Boros #135H	Third Bone Spring Carbonate	3,247	328	60%	Tested 1,955 Bbl of oil per day and 7.8 MMcf of natural gas per day.
Boros #227H	Wolfcamp B	2,290	234	37%	Tested 850 Bbl of oil per day and 8.6 MMcf of natural gas per day.
Boros #228H	Wolfcamp B	2,532	254	20%	Tested 503 Bbl of oil per day and 12.2 MMcf of natural gas per day.

(1) 24-hour IP per 1,000 feet of completed lateral length.

Realized Commodity Prices

Oil Prices

Matador’s weighted average realized oil price, excluding derivatives, was $69.73 per barrel in the third quarter of 2021, a 7% sequential increase from $64.90 per barrel in the second quarter of 2021, and an 80% year-over-year increase from $38.67 per barrel in the third quarter of 2020. Matador’s weighted average oil price differential relative to the West Texas Intermediate (“WTI”) benchmark, inclusive of the monthly roll and transportation costs, was ($0.79) per barrel in the third quarter of 2021, as compared to ($1.27) per barrel in the second quarter of 2021 and ($2.25) in the third quarter of 2020.

For the fourth quarter of 2021, Matador’s weighted average oil price differential relative to the WTI benchmark price, inclusive of the monthly roll and transportation costs, is anticipated to be in the range of ($1.00) to ($1.50) per barrel.

Matador’s realized loss on oil derivatives was approximately $52.8 million in the third quarter of 2021, and Matador had approximately 60% of its oil production hedged during the third quarter. These realized losses were primarily attributable to the significant increase in WTI oil prices during the first three quarters of 2021, resulting in WTI oil prices that were above the strike price for most of the Company’s oil swaps (approximately $35 per barrel) and above the weighted average ceiling price of approximately $55 per barrel for the Company’s costless collars. Matador has similar oil hedges in place for the fourth quarter of 2021, and these contracts all expire at the end of 2021.

At October 26, 2021, Matador has approximately two million barrels of oil hedged for full year 2022 using costless collars with a weighted average floor price of approximately $50 per barrel and a weighted average ceiling price of approximately $68 per barrel. Please see the accompanying slide presentation for a more complete summary of Matador’s current hedging positions.

Natural Gas Prices

Matador’s weighted average realized natural gas price, excluding derivatives, was $6.27 per thousand cubic feet in the third quarter of 2021, a 41% sequential increase from $4.46 per thousand cubic feet in the second quarter of 2021, and an almost three-fold increase from $2.27 per thousand cubic feet in the third quarter of 2020. NGL prices, and especially propane prices, continued to be strong in the third quarter, which contributed to the Company’s weighted average natural gas price being well above the Company’s expectations in the third quarter of 2021. For the third quarter of 2021, Matador’s weighted average natural gas price differential relative to the Henry Hub benchmark price was +$1.95 per thousand cubic feet, as compared to +$1.48 per thousand cubic feet in the second quarter of 2021 and +$0.15 per thousand cubic feet in the third quarter of 2020. Matador is a two-stream reporter, and the revenues associated with its NGL production are included in the weighted average realized natural gas price.

For the fourth quarter of 2021, Matador’s weighted average natural gas price differential relative to the Henry Hub benchmark price is anticipated to be in the range of +$1.50 to +$2.00 per thousand cubic feet, assuming NGL prices continue to remain strong throughout the fourth quarter.

Matador’s realized loss on natural gas derivatives was approximately $4.6 million in the third quarter of 2021, and Matador had approximately 50% of its natural gas production hedged during the third quarter. These realized losses were primarily attributable to the significant increase in natural gas prices during the third quarter of 2021, resulting in natural gas prices that were above the weighted average ceiling price of approximately $3.60 per MMBtu for most of the Company’s natural gas costless collars. Matador has approximately 13.9 billion cubic feet of natural gas hedged in the fourth quarter of 2021 using costless collars with a weighted average floor price of approximately $2.53 per MMBtu and a weighted average ceiling price of approximately $4.71 per MMBtu, and these contracts all expire at the end of 2021.

At October 26, 2021, Matador has approximately 8.3 billion cubic feet of natural gas hedged in the first quarter of 2022 using costless collars with a weighted average floor price of approximately $2.70 per MMBtu and a weighted average ceiling price of approximately $6.33 per MMBtu. Matador currently has no natural gas hedges in place beyond the first quarter of 2022.

Operating Expenses

On a unit of production basis:

•Production taxes, transportation and processing expenses increased 14% sequentially from $5.17 per BOE in the second quarter of 2021 to $5.90 per BOE in the third quarter of 2021. This increase was primarily attributable to increased production taxes associated with oil and natural gas revenues of $461.5 million, an all-time quarterly high, reported by Matador in the third quarter.

•Lease operating expenses decreased 2% sequentially from $3.39 per BOE in the second quarter of 2021 to $3.31 per BOE in the third quarter of 2021. Lease operating expenses in the third quarter reflected decreases in costs associated with workovers, chemicals and ad valorem taxes partially offset by expenses associated with servicing an increased number of wells over time.

•General and administrative expenses increased 3% sequentially from $2.88 per BOE in the second quarter of 2021 to $2.97 per BOE in the third quarter of 2021. General and administrative expenses in the third quarter reflected the reinstatement of employee compensation beginning in March 2021, which had been previously reduced beginning in March 2020 in response to the significantly lower oil and natural gas price environment at that time. In addition, no bonuses were awarded to Matador management and staff in 2020. General and administrative expenses also reflected an increase in stock-based compensation expense associated with the Company’s cash-settled stock awards, the values of which are remeasured at each reporting period. Matador’s share price increased 6% from $36.01 at June 30, 2021 to $38.04 at September 30, 2021.

San Mateo Highlights and Update

Operating Highlights and Financial Results

San Mateo’s operations in the third quarter of 2021 were highlighted by better-than-expected financial results. Operationally, natural gas gathering and processing, oil gathering and transportation and water handling volumes achieved in the third quarter of 2021 were all similar to the respective volumes reported in the second quarter of 2021. Third quarter 2021 volumes do not include the full quantity of volumes that would have otherwise been delivered by certain San Mateo customers subject to minimum volume commitments (although partial deliveries were made in the third quarter), but for which San Mateo recognized revenues during the third quarter of 2021. San Mateo anticipates natural gas gathering and processing, water handling and oil gathering and transportation volumes should increase significantly in the first quarter of 2022.

During the third quarter of 2021, San Mateo closed three new midstream transactions with oil and natural gas producers in Eddy County, New Mexico, which are expected to generate additional natural gas gathering and processing, oil gathering and transportation and water handling volumes in future periods as these operators drill additional wells on the dedicated acreage. All of these new opportunities reflect additional business awarded to San Mateo by existing customers, which San Mateo believes is indicative of the quality of service it provides to all of its customers in the Delaware Basin.

Operating Highlights

During the third quarter of 2021, San Mateo:

•Handled an average of 284,000 barrels of produced water per day, a 1% sequential increase, as compared to 281,000 barrels per day in the second quarter of 2021, and a 21% year-over-year increase, as compared to 233,000 barrels per day in the third quarter of 2020.

•Gathered or transported an average of 42,500 barrels of oil per day, a 3% sequential decrease, as compared to 43,900 barrels per day in the second quarter of 2021, but a 39% year-over-year increase, as compared to 30,600 barrels per day in the third quarter of 2020.

•Gathered an average of 248 million cubic feet of natural gas per day, a 2% sequential decrease, as compared to 252 million cubic feet per day in the second quarter of 2021, but a 28% year-over-year increase, as compared to 193 million cubic feet per day in the third quarter of 2020.

•Processed an average of 232 million cubic feet of natural gas per day at its Black River Processing Plant, a 4% sequential increase, as compared to 223 million cubic feet per day in the second quarter of 2021, and a 54% year-over-year increase, as compared to 150 million cubic feet per day in the third quarter of 2020.

Financial Results

During the third quarter of 2021, San Mateo achieved better-than-anticipated financial results as described below.

•Net income (GAAP basis) of $29.5 million, a 10% sequential decrease from a record high of $32.6 million in the second quarter of 2021, but a 45% year-over-year increase from $20.3 million in the third quarter of 2020.

•Adjusted EBITDA (a non-GAAP financial measure) of $40.8 million, a 3% sequential decrease from a record high of $42.3 million in the second quarter of 2021, but a 46% year-over-year increase from $28.0 million in the third quarter of 2020.

•Net cash provided by San Mateo operating activities (GAAP basis) of $44.2 million, leading to San Mateo adjusted free cash flow (a non-GAAP financial measure) of $8.4 million.

Capital Expenditures

Matador’s portion of San Mateo’s capital expenditures was approximately $14.7 million in the third quarter of 2021, approximately 8% below the Company’s estimate of $16.0 million for the quarter. During the fourth quarter of 2021, the Company expects to incur midstream capital expenditures of approximately $16.0 million associated primarily with San Mateo’s new midstream opportunities and with new infrastructure San Mateo is adding to handle anticipated increased volumes from Matador. These midstream capital expenditures primarily reflect Matador’s 51% share of San Mateo’s estimated capital expenditures for the third and fourth quarters of 2021.

Conference Call Information

The Company will host a live conference call on Wednesday, October 27, 2021, at 9:00 a.m. Central Time to review its third quarter 2021 operational and financial results. To access the live conference call, domestic participants should dial (855) 875-8781 and international participants should dial (720) 634-2925. The conference ID and passcode is 5687666. The conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay of the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab through November 30, 2021.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo, in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future liquidity, the payment of dividends, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; the impact of the worldwide spread of the novel coronavirus, or COVID-19, on oil and natural gas demand, oil and natural gas prices and its business; the operating results of the Company’s midstream joint venture’s Black River cryogenic natural gas processing plant; the timing and operating results of the buildout by the Company’s midstream joint venture of oil, natural gas and water gathering and transportation systems and the drilling of any additional produced water disposal wells; and other important factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-

looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
investors@matadorresources.com

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	September 30, 2021	December 31, 2020
ASSETS
Current assets
Cash	$73,128	$57,916
Restricted cash	34,663	33,467
Accounts receivable
Oil and natural gas revenues	175,265	85,098
Joint interest billings	41,184	34,823
Other	31,905	17,212
Derivative instruments	3,157	6,727
Lease and well equipment inventory	12,137	10,584
Prepaid expenses and other current assets	25,189	15,802
Total current assets	396,628	261,629
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	5,656,031	5,295,931
Unproved and unevaluated	918,885	902,133
Midstream properties	887,982	841,695
Other property and equipment	30,202	29,561
Less accumulated depletion, depreciation and amortization	(3,956,919)	(3,701,551)
Net property and equipment	3,536,181	3,367,769
Other assets
Derivative instruments	859	2,570
Deferred income taxes	13,878	342
Other long-term assets	37,947	54,970
Total assets	$3,985,493	$3,687,280
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$33,402	$13,982
Accrued liabilities	175,634	119,158
Royalties payable	91,362	66,049
Amounts due to affiliates	27,415	4,934
Derivative instruments	114,153	45,186
Advances from joint interest owners	5,340	4,191
Other current liabilities	25,446	37,436
Total current liabilities	472,752	290,936
Long-term liabilities
Borrowings under Credit Agreement	120,000	440,000
Borrowings under San Mateo Credit Facility	357,500	334,000
Senior unsecured notes payable	1,042,184	1,040,998
Asset retirement obligations	40,101	37,919
Derivative instruments	2,930	—
Deferred income taxes	16,285	—
Other long-term liabilities	25,841	30,402
Total long-term liabilities	1,604,841	1,883,319
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 shares authorized; 117,249,410 and 116,847,003 shares issued; and 117,103,248 and 116,844,768 shares outstanding, respectively	1,172	1,169
Additional paid-in capital	2,069,484	2,027,069
Accumulated deficit	(380,268)	(741,705)
Treasury stock, at cost, 146,162 and 2,235 shares, respectively	(2,381)	(3)
Total Matador Resources Company shareholders’ equity	1,688,007	1,286,530
Non-controlling interest in subsidiaries	219,893	226,495
Total shareholders’ equity	1,907,900	1,513,025
Total liabilities and shareholders’ equity	$3,985,493	$3,687,280

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues
Oil and natural gas revenues	$461,465	$189,104	$1,189,772	$505,785
Third-party midstream services revenues	20,486	19,363	55,774	49,861
Sales of purchased natural gas	38,770	13,358	54,198	37,883
Lease bonus - mineral acreage	—	—	—	4,062
Realized (loss) gain on derivatives	(57,419)	(5,406)	(125,943)	49,571
Unrealized gain (loss) on derivatives	9,049	(13,033)	(77,178)	(9,271)
Total revenues	472,351	203,386	1,096,623	637,891
Expenses
Production taxes, transportation and processing	48,896	25,840	126,913	66,353
Lease operating	27,433	23,392	82,124	80,464
Plant and other midstream services operating	17,043	9,385	44,452	29,129
Purchased natural gas	34,581	11,144	47,064	30,124
Depletion, depreciation and amortization	89,061	88,025	255,368	272,082
Accretion of asset retirement obligations	518	478	1,529	1,449
Full-cost ceiling impairment	—	251,163	—	575,164
General and administrative	24,633	15,100	71,218	46,045
Total expenses	242,165	424,527	628,668	1,100,810
Operating income (loss)	230,186	(221,141)	467,955	(462,919)
Other income (expense)
Net loss on asset sales and impairment	(251)	—	(251)	(2,632)
Interest expense	(17,989)	(18,231)	(55,579)	(56,340)
Other (expense) income	(585)	(238)	(1,246)	1,555
Total other expense	(18,825)	(18,469)	(57,076)	(57,417)
Income (loss) before income taxes	211,361	(239,610)	410,879	(520,336)
Income tax provision (benefit)
Deferred	(6,701)	26,497	1,488	(43,369)
Income tax (benefit) provision	(6,701)	26,497	1,488	(43,369)
Net income (loss)	218,062	(266,107)	409,391	(476,967)
Net income attributable to non-controlling interest in subsidiaries	(14,434)	(9,957)	(39,213)	(26,784)
Net income (loss) attributable to Matador Resources Company shareholders	$203,628	$(276,064)	$370,178	$(503,751)
Earnings (loss) per common share
Basic	$1.74	$(2.38)	$3.17	$(4.34)
Diluted	$1.71	$(2.38)	$3.12	$(4.34)
Weighted average common shares outstanding
Basic	117,008	116,155	116,872	116,036
Diluted	119,197	116,155	118,788	116,036

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating activities
Net income (loss)	$218,062	$(266,107)	$409,391	$(476,967)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Unrealized (gain) loss on derivatives	(9,049)	13,033	77,178	9,271
Depletion, depreciation and amortization	89,061	88,025	255,368	272,082
Accretion of asset retirement obligations	518	478	1,529	1,449
Full-cost ceiling impairment	—	251,163	—	575,164
Stock-based compensation expense	2,967	3,369	5,617	10,449
Deferred income tax (benefit) provision	(6,701)	26,497	1,488	(43,369)
Amortization of debt issuance cost	788	715	2,443	2,114
Net loss on asset sales and impairment	251	—	251	2,632
Changes in operating assets and liabilities
Accounts receivable	(32,321)	5,432	(111,221)	52,060
Lease and well equipment inventory	(742)	236	(1,179)	(632)
Prepaid expenses and other current assets	(5,032)	1,199	(9,515)	(411)
Other long-term assets	546	(22)	637	1,784
Accounts payable, accrued liabilities and other current liabilities	26,274	(9,101)	60,619	(61,452)
Royalties payable	9,106	7,328	25,313	(16,870)
Advances from joint interest owners	(868)	(12,219)	1,149	(7,125)
Other long-term liabilities	(1,629)	(452)	(242)	(220)
Net cash provided by operating activities	291,231	109,574	718,826	319,959
Investing activities
Drilling, completion and equipping capital expenditures	(106,761)	(117,192)	(317,486)	(400,554)
Acquisition of oil and natural gas properties	(14,364)	(13,701)	(29,720)	(65,437)
Midstream capital expenditures	(15,130)	(74,604)	(40,222)	(197,942)
Expenditures for other property and equipment	(220)	(415)	(465)	(1,796)
Proceeds from sale of assets	3,919	3,518	4,215	4,574
Net cash used in investing activities	(132,556)	(202,394)	(383,678)	(661,155)
Financing activities
Repayments of borrowings under Credit Agreement	(150,000)	—	(390,000)	—
Borrowings under Credit Agreement	30,000	90,000	70,000	220,000
Repayments of borrowings under San Mateo Credit Facility	(30,000)	—	(64,000)	—
Borrowings under San Mateo Credit Facility	35,000	6,400	87,500	38,400
Cost to amend credit facilities	(48)	—	(878)	(660)
Proceeds from stock options exercised	213	45	213	45
Dividends paid	(2,915)	—	(8,741)	—
Contributions related to formation of San Mateo	6,000	—	37,626	14,700
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	—	31,850	—	99,022
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(16,905)	(10,780)	(45,815)	(32,830)
Taxes paid related to net share settlement of stock-based compensation	(1,277)	(63)	(4,161)	(1,556)
Other	(160)	(237)	(484)	6,850
Net cash (used in) provided by financing activities	(130,092)	117,215	(318,740)	343,971
Increase in cash and restricted cash	28,583	24,395	16,408	2,775
Cash and restricted cash at beginning of period	79,208	43,508	91,383	65,128
Cash and restricted cash at end of period	$107,791	$67,903	$107,791	$67,903

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on asset sales and impairment. Adjusted EBITDA for San Mateo includes the combined financial results of San Mateo Midstream, LLC and San Mateo Midstream II, LLC prior to their October 2020 merger. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP. All reference to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to non-controlling interests, including in San Mateo.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation.  The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges.  In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and impairment.  For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2021	2021	2020
Unaudited Adjusted EBITDA Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company shareholders	$203,628	$105,905	$(276,064)
Net income attributable to non-controlling interest in subsidiaries	14,434	15,926	9,957
Net income (loss)	218,062	121,831	(266,107)
Interest expense	17,989	17,940	18,231
Total income tax (benefit) provision	(6,701)	5,349	26,497
Depletion, depreciation and amortization	89,061	91,444	88,025
Accretion of asset retirement obligations	518	511	478
Full-cost ceiling impairment	—	—	251,163
Unrealized (gain) loss on derivatives	(9,049)	42,804	13,033
Non-cash stock-based compensation expense	2,967	1,795	3,369
Net loss on asset sales and impairment	251	—	—
Consolidated Adjusted EBITDA	313,098	281,674	134,689
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(19,273)	(20,708)	(13,701)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$293,825	$260,966	$120,988

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2021	2021	2020
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$291,231	$258,200	$109,574
Net change in operating assets and liabilities	4,666	6,465	7,599
Interest expense, net of non-cash portion	17,201	17,009	17,516
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(19,273)	(20,708)	(13,701)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$293,825	$260,966	$120,988

Adjusted EBITDA – San Mateo (100%)

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2021	2021	2020
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$29,454	$32,562	$20,323
Depletion, depreciation and amortization	7,609	7,521	5,822
Interest expense	2,208	2,118	1,766
Accretion of asset retirement obligations	61	61	50
One-time plant payment	1,500	—	—
Adjusted EBITDA	$40,832	$42,262	$27,961

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2021	2021	2020
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$44,164	$25,261	$24,795
Net change in operating assets and liabilities	(6,798)	15,210	1,477
Interest expense, net of non-cash portion	1,966	1,791	1,689
One-time plant payment	1,500	—	—
Adjusted EBITDA	$40,832	$42,262	$27,961

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share.  These non-GAAP items are measured as net income (loss) attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring expense items, along with the related tax effect for all periods.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures.  Additionally, these non-GAAP financial measures may be different than similar measures used by other companies.  The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers.  In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by industry analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income (loss) attributable to Matador Resources Company shareholders.

	Three Months Ended
	September 30,	June 30,	September 30,
	2021	2021	2020
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company shareholders	$203,628	$105,905	$(276,064)
Total income tax (benefit) provision	(6,701)	5,349	26,497
Income (loss) attributable to Matador Resources Company shareholders before taxes	196,927	111,254	(249,567)
Less non-recurring and unrealized charges to income (loss) before taxes:
Full-cost ceiling impairment	—	—	251,163
Unrealized (gain) loss on derivatives	(9,049)	42,804	13,033
Net loss on asset sales and impairment	251	—	—
Adjusted income attributable to Matador Resources Company shareholders before taxes	188,129	154,058	14,629
Income tax expense(1)	39,507	32,352	3,072
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$148,622	$121,706	$11,557

Basic weighted average shares outstanding, without participating securities	116,531	116,398	116,155
Dilutive effect of participating securities	477	403	685
Weighted average shares outstanding, including participating securities - basic	117,008	116,801	116,840
Dilutive effect of options and restricted stock units	2,189	2,192	569
Weighted average common shares outstanding - diluted	119,197	118,993	117,409
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$1.27	$1.04	$0.10
Diluted	$1.25	$1.02	$0.10

(1) Estimated using federal statutory tax rate in effect for the period.

Adjusted Free Cash Flow

This press release includes the non-GAAP financial measure of adjusted free cash flow. This non-GAAP item is measured, on a consolidated basis for the Company and for San Mateo, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its D/C/E capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo. Adjusted free cash flow for San Mateo includes the combined financial results of San Mateo Midstream, LLC and San Mateo Midstream II, LLC prior to their October 2020 merger.

Adjusted Free Cash Flow - Matador Resources Company

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2021	2021	2020
Net cash provided by operating activities	$291,231	$258,200	$109,574
Net change in operating assets and liabilities	4,666	6,465	7,599
San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(18,309)	(19,831)	(12,873)
Performance incentives received from Five Point	6,000	16,250	—
Total discretionary cash flow	283,588	261,084	104,300

Drilling, completion and equipping capital expenditures	106,761	124,739	117,192
Midstream capital expenditures	15,130	8,712	74,604
Expenditures for other property and equipment	220	112	415
Net change in capital accruals	28,189	(24,938)	(42,998)
San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(14,185)	(3,812)	(26,870)
Total accrual-based capital expenditures(3)	136,115	104,813	122,343
Adjusted free cash flow	$147,473	$156,271	$(18,043)

(1)Represents Five Point Energy LLC’s (“Five Point”) 49% interest in San Mateo discretionary cash flow, as computed below.
(2)Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures, as computed below.
(3)Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other immaterial midstream capital expenditures not associated with San Mateo.

Adjusted Free Cash Flow - San Mateo (100%)

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2021	2021	2020
Net cash provided by San Mateo operating activities	$44,164	$25,261	$24,795
Net change in San Mateo operating assets and liabilities	(6,798)	15,210	1,477
Total San Mateo discretionary cash flow	37,366	40,471	26,272

San Mateo capital expenditures	14,900	8,688	74,712
Net change in San Mateo capital accruals	14,048	(909)	(19,875)
San Mateo accrual-based capital expenditures	28,948	7,779	54,837
San Mateo adjusted free cash flow	$8,418	$32,692	$(28,565)